EXHIBIT 99.1

Home Federal Bancorp, Inc. of Louisiana

624 Market Street
Shreveport, Louisiana  71101

February 11, 2009

FOR IMMEDIATE RELEASE:

CONTACT:
Daniel R. Herndon, Chief Executive Officer
      Clyde D. Patterson, Executive Vice President
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Quarter and Six Months Ended December 31, 2008.

Shreveport, Louisiana – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTC BB: HFBL), the “mid-tier” holding company of Home Federal Savings and Loan Association, reported net earnings for the second quarter ended December 31, 2008 of $139,000, or basic earnings per share of $.04, a decrease of $12,000, or 7.9%, from the $151,000 in net earnings, reported for the second quarter ended December 31, 2007.

The decrease in net earnings for the quarter resulted primarily from a $72,000, or 87.8%, decrease in non-interest income and a $46,000, or 7.3%, increase in non-interest expense.  These changes were partially offset by a $102,000, or 13.1%, increase in net interest income, and a $4,000, or 5.3%, decrease in income taxes.  The decrease in non-interest income was due to the decrease of $72,000 in gain on sale of investments from the prior year period.  The increase in non-interest expense was primarily due to an increase in advertising expense, as well as an increase in other general and administrative expenses.  The increase in net interest income for the quarter was primarily due to the decrease in the Company’s cost of funds.

For the six months ended December 31, 2008, the Company reported net earnings of $248,000, or basic earnings per share of $0.08, a decrease of $15,000, or 5.7%, as compared to the $263,000 in net earnings, reported for the six months ended December 31, 2007.  The decrease in net earnings for the six months ended December 31, 2008 resulted primarily from a $165,000, or 13.1%, increase in non-interest expense, and a $67,000, or 55.8%, decrease in non-interest income.  These changes were partially offset by a $211,000, or 13.7%, increase in net interest income, and a $6,000, or 4.5%, decrease in income taxes.  The increase in non-interest expenses was primarily due to the recognition of an additional $133,000 of conversion and merger expense during the six months ended December 31, 2008.  On August 11, 2008, the Company terminated the stock offering in connection with the conversion of Home Federal Mutual Holding Company of Louisiana and the acquisition of a local financial institution that was contingent on the completion of the offering.  The decrease in non-interest income was primarily due to a decrease of $61,000, or 64.9%, in gain on sale of investments from the prior year period.  The increase in net interest income was primarily due to the decrease in the Company’s cost of funds.

At December 31, 2008, Home Federal Bancorp, Inc. of Louisiana reported total assets of $155.6 million, an increase of $17.9 million, or 13.0%, compared to total assets of $137.7 million at June 30, 2008.  The increase in assets was due to an increase in investment securities of $24.3 million, or 24.8%, which was primarily due to the acquisition of securities funded by advances from the Federal Home Loan Bank, combined with an increase in the overall fair market value of the securities portfolio.  This increase was partially offset by decreases of cash and cash equivalents of $4.6 million, or 62.9%, other assets of $1.7 million, or 53.9%, and loans receivable of $131,000, or 0.4%.

Total liabilities increased $11.9 million, or 10.8%, to $121.7 million at December 31, 2008 from $109.8 million at June 30, 2008.  This increase is primarily due to an increase in advances from the Federal Home Loan Bank of $14.0 million, or 52.0%, and an increase in deposits of $333,000, or 0.4%.  These increases were partially offset by a decrease in other liabilities of $2.4 million, or 52.3%.

Shareholders' equity increased $5.9 million, or 21.4%, to $33.8 million, or 21.8% of total assets, at December 31, 2008 compared to $27.9 million, or 20.2% of total assets, at June 30, 2008.  The primary reasons for the increase in shareholders’ equity were the change in the Company’s accumulated other comprehensive income associated with securities available for sale of $5.7 million, the recognition of net income of $248,000 for the six months ended December 31, 2008, and the distribution of shares associated with the Company’s recognition and retention plan of $126,000.  These increases were partially offset by dividends of $149,000 paid during the six months ended December 31, 2008, and the acquisition of treasury shares of $49,000.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	December 31, 2008	June 30, 2008
	(Unaudited)

Cash and cash equivalents	$2,734	$7,363
Investment securities	122,351	98,012
Loans receivable, net	28,984	29,115
Other assets	1,488	3,225
Total assets	$155,557	$137,715

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$78,692	$78,359
Advances from the Federal Home Loan Bank of Dallas	40,827	26,876
Other liabilities	2,199	4,606

Total liabilities	121,718	109,841

Shareholders’ equity	33,839	27,874

Total liabilities and shareholders’ equity	$155,557	$137,715

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	Three months ended December 31,		Six months ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Total interest income	$1,871	$1,779	$3,721	$3,506
Total interest expense	991	1,001	1,971	1,967
Net interest income	880	778	1,750	1,539
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	880	778	1,750	1,539
Non-interest income	10	82	53	120
Non-interest expense	679	633	1,427	1,262
Income before income taxes	211	227	376	397
Income taxes	72	76	128	134

NET INCOME	$139	$151	$248	$263

EARNINGS PER SHARE
Basic	$.04	$.05	$.08	$.08
Diluted	$.04	$.05	$.08	$.08